EXHIBIT 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors and Shareholders

ING Series Fund, Inc. and ING Investment Funds, Inc.:

We consent to the use of our reports dated July 27, 2007 and July 27, 2007, incorporated herein by reference, on the financial statements of ING Growth and Income Fund, a series of ING Series Fund, Inc., and ING MagnaCap Fund, a series of ING Investment Funds, Inc., respectively, and to the reference to our firm under the caption "Financial Highlights" in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

July 27, 2007